Exhibit 5.1

[Letterhead of Moore & Van Allen PLLC]

March 20, 2024

Unifi, Inc.

7201 West Friendly Avenue

Greensboro, North Carolina 27410

Re: Unifi, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Unifi, Inc., a New York corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an additional 1,100,000 shares (the “Shares”) of the Company’s common stock, par value $0.10 per share, which may be issued pursuant to the Unifi, Inc. Second Amended and Restated 2013 Incentive Compensation Plan, as amended (the “Plan”).

In rendering our opinion, we have examined, and are familiar with, and have relied as to factual matters solely upon, originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records or other instruments as we have deemed necessary or appropriate for the purpose of the opinion set forth herein, including, without limitation (i) the Registration Statement, (ii) the Plan, (iii) the Company’s Restated Certificate of Incorporation, (iv) the Company’s Amended and Restated By-laws, as amended, and (v) certain actions of the Company’s board of directors and shareholders reflected in the Company’s minute book (collectively, the “Registration Documents”).

In rendering our opinion, we have assumed the legal capacity and competency of all natural persons executing documents and certificates submitted to us, the genuineness of all signatures, the compliance with fiduciary duties, the authenticity of original and certified documents submitted to us, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assumed the accuracy and completeness of, statements contained in the Registration Documents and certificates or comparable documents and oral or written statements and other information of or from public officials and officers and representatives of the Company and others.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company pursuant to the Registration Statement and in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the Business Corporation Law of the State of New York as currently in effect, and no opinion is expressed with respect to such law as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinion expressed herein that we may become aware of after the date hereof or for any other reason.

Unifi, Inc.

March 20, 2024

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of such persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Moore & Van Allen PLLC

Moore & Van Allen PLLC